Exhibit 99.1

              DAIN RAUSCHER SETTLES MAJOR LAWSUITS
            RELATED TO ORANGE COUNTY AND MIDWEST LIFE

MINNEAPOLIS (Dec. 3, 1998) - Dain Rauscher Corporation (NYSE:
DRC) has reached agreements to settle several major lawsuits brought against the firm in connection with its alleged involvement in the bankruptcy of Orange County and the failure of Midwest Life Insurance Company, a former Dain Rauscher subsidiary. Under terms of the agreements, Dain Rauscher will pay an aggregate of $35.2 million in cash and five-year notes, for a total present value of approximately $33 million. The company admits no wrongdoing and believes these settlements eliminate the bulk of the litigation exposure it had been facing.
     Dain Rauscher said it expects to record a charge of $9.6 million after taxes against fourth-quarter 1998 earnings. The charge, which is $15 million pretax, includes $24 million in litigation-related expenses less $9 million in gains on equity investments. The charge, together with the company's other reserves, is expected to cover both today's settlements and the estimated future costs of all litigation matters that are currently pending.
     "We were prepared to go to trial and pursue appeals where necessary because we strongly believed these suits lacked merit. Given the growing burden of litigation expense, however, we felt it was in the best interests of our shareholders, employees and clients for us to settle. We will be pleased to enter 1999 with these matters behind us, able to focus on serving our clients and growing our business," said Irving Weiser, chairman, president and CEO of Dain Rauscher.
     Regarding Orange County, Dain Rauscher will pay $10 million in cash to the county to settle two separate actions related to the county's bankruptcy. One action concerned the company's role as pricing consultant to Orange County on five note issues. Although Dain Rauscher was engaged strictly to review the county's fees to its financial advisor, the county claimed that Dain Rauscher had much broader responsibilities. The other action concerned the company's role as financial advisor or underwriter to various school districts, which placed their funds in the Orange County Investment Pool. Dain Rauscher, which had no connection with the Orange County pool, denied any wrongdoing.
     Regarding Midwest Life, Dain Rauscher will pay $13.2 million in cash and $12 million over five years, or an aggregate present value of approximately $23 million, to insurance guaranty associations in eight states to settle lawsuits related to Midwest Life. The guaranty associations, which are consortiums of insurance companies that protect state policyholders against losses, reimbursed Midwest Life policyholders for losses of up to $100,000 each after that company went into liquidation in 1991. States included in the settlement are Iowa, Minnesota, Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming.
     Dain Rauscher continues to be a defendant in a Securities and Exchange Commission suit related to the company's work with school districts and municipalities within Orange County, and Midwest Life cases in Colorado, Louisiana and Nebraska. Dain Rauscher believes that it has strong legal grounds for its appeal of the earlier Colorado verdict, and that the Nebraska and Louisiana cases will be dismissed.
     Dain Rauscher Corporation is one of the nation's largest full-service securities firms with 1,270 private client and institutional investment executives and 3,600 employees. Founded in 1909, the Minneapolis-based securities firm serves individual investors predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. The company's broker-dealer, Dain
Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's common stock trades on the NYSE under the symbol DRC. Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, Minnesota, 55402-4422.
     Forward-Looking Statements: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. The company cautions readers that a number of important factors may cause actual results to differ materially from those contained in forward-looking statements. These factors include, but are not limited to, the ability to resolve outstanding litigation in a satisfactory manner, the ability to recognize gains in certain equity investments by the company, the level of any future litigation, general market and economic conditions, and regulatory actions.
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CONTACT:  Jennifer Driscoll, investor and public relations, (612)
373-1647 or jdriscoll@dainrauscher.com